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                                                                    EXHIBIT 11.1


                               WEEKS REALTY, L.P.

                    COMPUTATION OF EARNINGS PER COMMON UNIT

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                                                  Three Months    Three Months    Nine Months     Nine Months
                                                      Ended          Ended           Ended           Ended
      (In thousands, except per unit data)        Sept. 30,1997  Sept. 30, 1996  Sept. 30, 1997  Sept. 30, 1996
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
Weighted average number of common
  units outstanding                                      22,834          13,742          20,816          13,729
Dilutive effect of outstanding stock options
  (determined under the Treasury Stock Method)               --              --              --              --
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Weighted average number of common
  and common equivalent units outstanding                22,834          13,742          20,816          13,729
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Net income                                              $ 7,451         $ 3,731         $19,206         $11,350
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Per share data:
  Net income per common unit                            $  0.33         $  0.27         $  0.92         $  0.83
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